Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related joint proxy statement/prospectus of ACE Limited and to the incorporation by reference therein of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of The Chubb Corporation, and the effectiveness of internal control over financial reporting of The Chubb Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 3, 2015